EX-99.(k)(4)

SUB-ADMINISTRATION AGREEMENT

Agreement dated as of February 26, 2010 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Aberdeen Asset Management Inc., a Delaware corporation (the “Administrator”).

WHEREAS, each of Aberdeen Asia-Pacific Income Fund, Inc., Aberdeen Australia Equity Fund, Inc., and Aberdeen Global Income Fund, Inc. is a closed-end management investment company (each, a “U.S. Fund” and collectively, the “U.S. Funds”), and each U.S. Fund is individually registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form N-2 (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Aberdeen Asia-Pacific Income Investment Company is a registered closed-end investment company organized under the laws of the Cook Islands (the “Other Fund”),

WHEREAS, each U.S. Fund and the Other Fund (collectively, the U.S. Funds and Other Fund are referred to as the “Funds”) has retained the Administrator to furnish administrative services to the Fund; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to each Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement.  The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

At the date hereof, the issued and outstanding classes of shares of each Fund are as listed in Schedule A to this Agreement.  In the event that any Fund establishes one or more additional classes with respect to which it wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Administrator shall notify the Sub-Administrator in writing.  Upon written acceptance by the Sub-Administrator, such class(es) shall become subject to the provisions of this Agreement to the same extent as the existing class(es), except to the extent that such provisions (including those relating to the compensation and expenses payable by the

Administrator) may be modified with respect to such class(es) in writing by the Administrator and the Sub-Administrator at the time of the addition of such class(es).

2.                                       DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to each Fund and/or the Administrator and all future amendments and supplements thereto, if any:

a.                                       The Fund’s current Articles of Incorporation and by-laws;

b.                                      The U.S. Fund’s registration statement filed under the Securities Act of 1933, as amended (the “1933 Act”), and 1940 Act and the U.S. Fund’s Prospectus(es) and Statement(s) of Additional Information and all amendments and supplements thereto as in effect from time to time;

c.                                       Certified copies of the resolutions of the Board of Directors of each Fund (the “Board”) authorizing certain individuals to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses on behalf of the Fund;

d.                                      A copy of the administration agreement and any other service agreements between each Fund and the Administrator; and

e.                                       Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.                                       It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts and enter into and perform its duties and obligations under this Agreement;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.                                     REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.                                       It is a corporation, duly organized, existing and in good standing under the laws of Delaware;

b.                                      It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform its duties and obligations under this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform its duties and obligations under this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.                                       Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

f.                                         With respect to the U.S. Funds:

(1)                                  Each U.S. Fund is a corporation duly organized, existing and in good standing under the laws of Maryland;

(2)                                  Each U.S. Fund is an investment company properly registered under the 1940 Act; and

(3)                                  A registration statement under the 1933 Act and 1940 Act has been filed by each U.S. Fund.

g.                                      With respect to the Other Fund:

(1)                                  The Other Fund is a company duly organized, existing and in good standing under the laws of the Cook Islands; and

(2)                                  The Other Fund is a “reporting issuer” as defined in the Securities Act (Ontario).

5.                                       SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, as applicable, subject to the authorization and direction of the Administrator or each Fund, as the case may be, and, in each case where appropriate, the review and comment by each Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

Fund Administration Treasury Services

a.                                       Prepare for the review and approval by designated officer(s) of each Fund, that Fund’s financial information in the semi-annual and annual shareholder reports, proxy statements, registration statements, Form N-CSR and Form N-Q reports, other quarterly reports and other communications  and documentation required or otherwise to be sent to each Fund’s shareholders, including tax footnote disclosures where applicable;

b.                                      Coordinate the audit of each Fund’s financial statements by each Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Administrator concerning the performance of the independent accountants as may be reasonably requested;

c.                                       Prepare for the review by designated officer(s) of each U.S. Fund such Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-CSR (the Funds will be responsible for filing Form N-CSR);

d.                                      Prepare for the review by designated officer(s) of each Fund annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of each Fund’s expenses, review calculations of fees paid to each Fund’s investment adviser, custodian, fund accountant, administrator, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.                                       Prepare for the review by designated officer(s) of each Fund calculations of directors’ compensation to be paid on a quarterly basis, including any withholding taxes to be paid to the IRS.  Arrange for withholding tax payments to the IRS and prepare 1099 MISC and Form 1042, as applicable;

f.                                         Provide daily compliance notifications and testing, as may be agreed upon from time to time, of the U.S. Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of each Fund as well as preparation of Board compliance materials;

g.                                      Prepare for the review by designated officer(s) of each Fund weekly and monthly reports to support the compliance with covenant requirements for Funds that have entered in bank loans as a form of leverage as may be mutually agreed upon;

h.                                      Prepare monthly reports that detail information about each Fund’s asset allocation, credit quality, maturity analysis and other statistical data as determined necessary by the Administrator as may be mutually agreed upon;

i.                                          Provide calculations for monthly Section 19a notices that detail each U.S. Fund’s undistributed net income, currency gains/losses and capital gains/losses as well as other necessary information required to be disclosed (except for the Other Fund) as may be mutually agreed upon;

j.                                          Provide financial and other data on a quarterly basis to assist with the preparation of the dividend reviews and Administrator’s reports produced for the Board of Directors meetings as may be mutually agreed upon;

k.                                       Prepare and furnish total return performance information for each Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by each Fund (except the Other Fund);

l.                                          Prepare and disseminate vendor survey information;

m.                                    Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

n.                                      Maintain certain books and records of each U.S. Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

o.                                      Consult with each Fund’s officers, independent accountants, legal counsel, custodian, fund accountant, investment adviser, Administrator, and transfer agent in establishing the accounting policies of the Fund;

p.                                      Provide Quarterly 38a-1 Sub-Certifications to the Administrator to represent that the Sub-Administrator has in place policies and procedures reasonably designed to prevent, detect and correct violations of U.S. federal securities laws and to immediately report to the Administrator any material violations identified in relation to the U.S. Fund; and

q.                                      Make Board presentations regarding the Sub-Administration services provided hereunder, as requested by the Administrator and as may be mutually agreed upon.

r.                                         Implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

Fund Administration Tax Services (except the Other Fund)

a.                                       Compute tax basis provisions for both excise and income tax purposes;

b.                                      Review annual reports to ensure that all necessary tax-related disclosures and designations are complete and accurate;

c.                                       Provide estimates and consultation for fiscal and excise tax distribution requirements.  Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration;

d.                                      Disseminate all necessary tax calculations and disclosure for compliance with 1099 DIV to shareholders; and

e.                                       Provide the necessary financial information to the Funds’ independent public accountants to assist them in the preparation of the U.S. federal, state and local income tax returns, and any other required tax returns, as may be mutually agreed upon. Review completed tax returns for accuracy and provide to the Administrator for review, approval and execution by officers of the U.S. Funds.

The Sub-Administrator shall perform such other services for each Fund that are mutually agreed to by the parties from time to time, for which such Fund or the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.                                      DUTIES OF SUB-ADMINISTRATOR WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE AND NET INCOME (ONLY FOR THE OTHER FUND)

The Sub-Administrator shall provide the following services, as applicable, subject to the authorization and direction of the Administrator or the Other Fund, as the case may be, and, in each case where appropriate, the review and comment by the Other Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

The Sub-Administrator shall cooperate with and supply necessary information to the entity or entities appointed by the Board of the Other Fund to keep the books of account of the Other Fund and/or compute the net asset value per share of the outstanding shares of the Other Fund or, if directed in writing to do so by the Other Fund, shall itself keep such books of account and/or compute such net asset value per share.  If so directed, the Sub-Administrator shall also calculate daily the net income of the Other Fund as described in the Other Fund’s currently effective prospectus and shall advise the Other Fund and its transfer agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Other Fund to do so, shall advise the transfer agent periodically of the division of such net income among its various components.  The calculations of the net asset value per share and the daily income of the Other Fund shall be made at the time or times described from time to time in the Other Fund’s currently effective prospectus.

The Sub-Administrator shall perform such other services for each Fund that are mutually agreed to by the parties from time to time, for which such Fund or the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

7.                                       FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator with respect to each Fund such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement, as may be agreed by the parties from time to time. All rights of compensation and expense reimbursement under this Agreement for services performed shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for any Fund through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on any Fund’s or the Administrator’s behalf or at a Fund’s or the Administrator’s request or with the Administrator’s consent.

The Administrator acknowledges and agrees that each Fund and/or the Administrator, as the case may be, will bear all expenses that are incurred in the operation of such Fund and not specifically assumed by the Sub-Administrator.  Expenses to be borne by each Fund and/or the Administrator, as the case may be, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of any Fund’s registration statement (as needed), proxy materials, other SEC filings, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by each Fund or the Administrator directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees, web hosting services; solicitation and tabulation of proxies; and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, mailing and web hosting of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director or employee of each Fund; costs incidental to the Preparation, printing and distribution of each Fund’s shareholder reports; cost of typesetting and printing of prospectuses (as necessary); cost of Preparation and filing of each Fund’s tax returns, Form N-PX, Form N-Q and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal, state and provincial securities laws; fidelity bond and directors’ and officers’/Errors and Omissions liability insurance, including any Independent Director-only insurance coverage; and cost of independent pricing services used in computing each Fund’s net asset value.

The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

8.                                       INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of a Fund or the Administrator for instructions and may consult with its own legal counsel or outside counsel for the respective Fund or the independent accountants for such Fund at the expense of and with the prior approval of the Administrator, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.  The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an officer or other representative of such Fund or the Administrator.  The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from such Fund or the Administrator.  Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.                                       LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 7, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or each Fund insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or each Fund by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as Sub-Administrator hereunder.  The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, willful misconduct, bad faith, or reckless disregard of the Sub-Administrator, its officers, or employees of their obligations and duties under this Agreement.  The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees related to claims therefore) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Sub-Administrator’s cumulative liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto

Except as may arise from the Sub-Administrator’s negligence, willful misconduct, bad faith, or reckless disregard of its duties and obligations under this Agreement, the Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption; however, the Sub-Administrator shall take reasonable measures to resume performance as soon as possible in these situations.

Except as set forth below, the Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Fund or the Administrator, or upon reasonable reliance on information or records given or made by a Fund or the Administrator, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers, or employees in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of their obligations and duties under this Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

10.           CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations.  All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.  Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party.  Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Furthermore, and notwithstanding anything in this Section to the contrary, the Sub-Administrator may aggregate Fund data with similar data of other customers of the Sub-Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

11.           COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator acknowledges that each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for each U.S. Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Sub-Administrator further agrees that all records which it maintains for a U.S. Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form.

12.           SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator to the Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others.  The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent each Fund or the Administrator in any way or otherwise be deemed an agent of each Fund or the Administrator.

13.           TERM, TERMINATION AND AMENDMENT

(a)                                  This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of five (5) years from the effective date (the “Initial Term”) and, in respect of each Fund, shall continue in full force and effect after the Initial Term for two (2) years, upon review and approval by such Fund’s Board, unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the Initial Term or as provided in Section 12(c) below.

(b)                               During the Initial Term, this Agreement may be terminated only (i) by provision of a notice of nonrenewal as set forth above, (ii) by mutual written agreement of the parties, or (iii) for “cause,” as defined below.  During the two (2) year renewal period, this Agreement may be terminated (i) by provision of a notice of nonrenewal as set forth above, (ii) by mutual written agreement of the parties, (iii) for “cause,” as defined below, or (iv) as provided in Section 12(c) below.

For purposes of this Agreement, “cause” shall mean (a) a material breach (including non-payment of fees or expenses by the Administrator of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c)                                  Either party may terminate this Agreement in its entirety or in respect of any Fund(s) at any time after the Initial Term upon at least sixty (60) days’ prior written notice to the other party. The termination of this Agreement with respect to any one Fund shall not affect the continuation of the Agreement for any other Fund.

(d)                                 Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.  If termination of this Agreement by the Administrator during the Initial Term is for reasons other than “cause” as defined in Section 12(b) above, the Administrator will be liable to the Sub-Administrator for such compensation and any reimbursable expenses as may be due under the terms hereof (based on then-current asset levels and other determinants of fees) through the end of the Initial Term.  Nothing herein shall be deemed to amend or supersede the responsibilities of either Aberdeen Asset Management Inc. or State Street Bank and Trust Company as set forth in a certain letter agreement dated December 31, 2009.

(e)                                  Upon termination of this Agreement with respect to any Fund, the Sub-Administrator will return to the Administrator copies of all books, records, etc. furnished to it or transfer such books, records, etc. to any successor sub-administrator.

(f)                                    This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

14.           NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):  if to the Administrator: Aberdeen Asset Management Inc., 1735 Market Street, 32nd Floor, Philadelphia, PA  19103, Attn: Legal Department; if to the Sub-Administrator:  State Street Bank and Trust Company, P.O. Box 5049, Boston, MA  02206-5049, Attn:  Fund Administration Legal Department, fax: 617-662-3805.

15.           NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to an affiliated successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Sub-Administrator.

16.           SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.           ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18.           WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

19.           SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.           GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

21.           REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.           COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Andrew A. Smith

Name:	Andrew A. Smith

Title:	Director/COO

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis

Name:	Joseph C. Antonellis

Title:	Vice Chairman

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Funds

Fund Name	Type of Fund	Classes of Shares
Aberdeen Asia-Pacific Income Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Australia Equity Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Global Income Fund, Inc.	U.S. Closed-End Fund	Common Shares
Aberdeen Asia-Pacific Income Investment Company	Canadian Closed-End Fund	Common Shares